Exhibit 99.1

Ascent Solar and ITOCHU Corporation to Pursue Strategic Relationship

LITTLETON, Colo.—(BUSINESS WIRE)—After meetings this week in Tokyo, Japan, Ascent Solar Technologies, Inc. (NASDAQ:ASTI), and ITOCHU Corporation of Japan announced today that the companies will begin work toward the development of one or more strategic cooperation relationships in the following areas:

•                  Procurement of select machinery for Ascent Solar’s planned 100 MW manufacturing facility.

•                  Sourcing of raw materials used for the manufacture of solar modules.

•                  Distribution of Ascent Solar future products in Japan and other parts of the world where ITOCHU is currently pursuing a number of solar installations.

•                  Managing future OEM relationships in Japan including the development of potential strategic partners engaged in the development of building integrated photovoltaic (BIPV) and electronic integrated photovoltaic (EIPV) products using Ascent Solar’s future flexible CIGS solar modules.

Ascent Solar President and CEO Matthew Foster stated “this is an important development for Ascent Solar. The strategic relationships we envision with ITOCHU are designed to provide Ascent Solar a greater marketing presence and potential access to new opportunities in the Asian markets. We believe that we should also benefit from new relationships from across the worldwide ITOCHU business network.”

Yutaka Kato, Chief Operating Officer of Industrial Machinery and Solution Division of ITOCHU Corporation stated “we believe that Ascent Solar’s product is well-suited for the BIPV market and BIPV applications. We are excited about the contribution that we expect Ascent Solar’s product will make to our solar power business.”

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

About ITOCHU Corporation

ITOCHU Corporation is one of the largest trading companies in Japan. Founded in 1858, ITOCHU Corporation has grown to approximately $100 billion of global trading transactions every year. With over 150 offices in more than 80 countries ITOCHU Corporation operates over 600 domestic and overseas subsidiaries involved in a wide array of industries, including technology, telecommunications, energy, aerospace, electronic machinery, media, textiles, food products, finance, real estate, insurance and logistics services. To learn more go to http://www.itochu.co.jp/main/index_e.html.

Safe Harbor Statement

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

Contacts

Ascent Solar Technologies, Inc.

Investor Relations Contact:

Brian Blackman, 832-515-0928

bblackman@ascentsolar.com

or
Media Contact:
Brand Fortified Public Relations
Kelly Brandner, 303-289-4303
kellybrandner@msn.com